                                     SCHEDULE 14A
                                    (RULE 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT
                               SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                           SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.        )


     Filed by the registrant  /X/

     Filed by a party other than the registrant  / /

     Check the appropriate box:
     / /  Preliminary proxy statement
     / /  Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
     /X/  Definitive proxy statement
     / /  Definitive additional materials
     / /  Soliciting material pursuant to Section 240.14a-11(c) or
          Section 240.14a-12

                           COMMUNITY FIRST BANKSHARES, INC.

--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
          (2)  Aggregate number of securities to which transactions applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:

     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing party:
          (4)  Date filed:

                        COMMUNITY FIRST BANKSHARES, INC.
                                520 MAIN AVENUE
                         FARGO, NORTH DAKOTA 58124-0001

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 28, 1998

                            ------------------------

    NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of Community First Bankshares, Inc. (the "Company") will be held on Tuesday, April 28, 1998 at 10:00 a.m., Central Daylight Time, at the Holiday Inn, I-29 and 13th Avenue South, Fargo, North Dakota 58103, for the following purposes:

    1.  To elect ten (10) directors of the Company.

    2. To ratify and approve an amendment to the Company's Restated and Amended Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 30,000,000 shares to 80,000,000 shares.

    3. To ratify and approve the selection of independent public accountants for the current fiscal year.

    4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    Only holders of record of Company Common Stock at the close of business on March 3, 1998 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof. Prior to the actual voting thereof, a proxy may be revoked by the person executing such proxy: (i) by filing with the Chief Financial Officer of the Company an instrument of revocation, (ii) by delivering a duly executed proxy bearing a later date, or (iii) by voting in person at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Donald R. Mengedoth

                                          Donald R. Mengedoth
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Fargo, North Dakota
March 10, 1998

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                        COMMUNITY FIRST BANKSHARES, INC.

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

    This Proxy Statement is furnished to the shareholders of Community First Bankshares, Inc. (the "Company") in connection with the solicitation of proxies of the Company's shareholders by the Board of Directors to be voted at the Annual Meeting of Shareholders of the Company to be held on April 28, 1998, or any adjournment or adjournments thereof.

    March 3, 1998 (the "Record Date") is the Record Date for determining the holders of record of shares of the Common Stock of the Company entitled to notice of and to vote at the Annual Meeting of the Company and any adjournments thereof.

    Only holders of record of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. A quorum for the purposes of conducting business at the Annual Meeting is a majority of the outstanding shares of Common Stock entitled to vote. As of the Record Date, the Company had 20,327,797 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share of Common Stock at the Annual Meeting, subject to cumulative voting rights described under "Election of Directors."

    The cost of the solicitation of proxies for the Annual Meeting is being borne by the Company. In addition to this solicitation, the directors, officers and employees of the Company may solicit proxies from shareholders by telephone, telegram, personal interview or other means of communication. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the name of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. The Company has retained D. F. King & Co., Inc. to assist in the solicitation for a fee estimated at $5,000.

    All proxies that are properly executed and received in a timely manner will be voted in accordance with the instructions noted thereon. Any proxy which does not specify to the contrary will be voted in favor of each of the directors nominated by management and in favor of approval of the appointment of Ernst & Young LLP as independent public accountants for the Company. A shareholder granting a proxy in the form enclosed has the right to revoke it at any time before it is voted by filing with the Chief Financial Officer of the Company an instrument of revocation, delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The mailing of this Proxy Statement to shareholders of the Company commenced on or about March 10, 1998.

                             SECURITY OWNERSHIP OF
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth, as of March 3, 1998, the number and percentage of outstanding shares of Common Stock of the Company beneficially owned by each person known by the Company to own more than 5% of the Company's outstanding Common Stock, by each director of the Company, by each executive officer named in the Summary Compensation Table below, and by all directors and officers of the Company as a group:

                                                                                            SHARES
NAME AND ADDRESS                                                                         BENEFICIALLY    PERCENT
OF BENEFICIAL OWNER                                                                      OWNED (1)(2)   OF CLASS
---------------------------------------------------------------------------------------  ------------  -----------
Dresdner RCM Global Investors LLC(3) ..................................................    1,505,500(3)       7.3%
  4 Embarcadero Center
  Suite 3000
  San Francisco, CA 94111

Donald R. Mengedoth....................................................................      312,936(4)       1.5%

Mark A. Anderson.......................................................................      299,349(5)       1.5%

Ronald K. Strand.......................................................................       73,504        *

David E. Groshong......................................................................       15,639        *

David A. Lee...........................................................................       80,744(6)      *

Patricia A. Adam.......................................................................        7,405        *

James T. Anderson......................................................................        7,000        *

Patrick E. Benedict....................................................................       11,611(7)      *

Patrick Delaney........................................................................       15,621        *

John H. Flittie........................................................................        6,500(8)      *

Darrell G. Knudson.....................................................................            0        *

Dennis M. Mathisen.....................................................................    1,283,705         6.3%

Thomas C. Wold.........................................................................       16,009        *

Harvey L. Wollman......................................................................       12,219(9)      *

All officers and directors as a group (26 persons).....................................    2,373,226(10)      11.6%

------------------------

 *  Less than 1%

 (1) Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

 (2) Includes the following numbers of shares of Common Stock which may be purchased pursuant to stock options which are exercisable within sixty days of the date hereof: Mr. Mengedoth, 29,992 shares; Mr. Mark Anderson, 18,833 shares; Mr. Strand, 18,833 shares; Mr. Groshong 11,000 shares; Mr. Lee, 13,333 shares; Ms. Adam, 5,000 shares; Mr. James Anderson, 3,000 shares; Mr. Benedict, 5,000 shares; Mr. Delaney, 6,000 shares; Mr. Flittie, 5,000 shares; Mr. Mathisen, 2,000 shares; Mr. Wold, 6,000 shares; Mr. Wollman, 2,000 shares; all executive officers and directors as a group, 217,257 shares.

 (3) Dresdner RCM Global Investors LLC ("Dresdner RCM") is a Delaware limited liability company and an investment adviser registered under the Investment Advisers Act of 1940. Dresdner RCM is a wholly-owned subsidiary of Dresdner Bank AG ("Dresdner Bank"), Frankfurt, Germany. According to Schedule 13Gs filed on behalf of Dresdner RCM and Dresdner Bank with the Securities and Exchange Commission, Dresdner RCM and Dresdner Bank each reported that they beneficially own 1,505,500 shares of Common Stock of the Company as of December 31, 1997. Of those shares, Dresdner RCM reported that it has sole voting power over 1,204,800 shares, no shared voting power, sole dispositive power over 1,453,500 shares and shared dispositive power over 52,000 shares. RCM Limited L.P. ("RCM Limited") is the Managing Agent of Dresdner RCM. RCM General Corporation ("RCM General") is the General Partner of RCM Limited. According to the filed Schedule 13G, RCM Limited and RCM General may also be deemed to be beneficial owners of the Company's shares to the extent that they may be deemed to have beneficial ownership of securities beneficially owned by Dresdner RCM.

 (4) Includes 259,717 shares held jointly with his wife for which he has shared voting and investment power.

 (5) Includes 267,745 shares held jointly with his wife for which he has shared voting and investment power.

 (6) Includes 28,167 shares held by his wife for which he has no voting or investment power.

 (7) Includes 6,361 shares held in joint tenancy with his minor child for which he has shared voting and investment power and 250 shares held by his son for which he has no voting or investment power.

 (8) Includes 1,500 shares held by his wife for which he has no voting or investment power.

 (9) Includes 10,219 shares held jointly with his wife for which he has shared voting and investment power.

(10) In addition to the common shares beneficially owned, executive officers own a combined 3,200 of 8.875% Cumulative Capital Securities issued by CFB Capital I, a business trust subsidiary of the Company, having an aggregate liquidation amount of $80,000 and representing less than 1% of the class of securities.
                            ------------------------

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    At the Annual Meeting, the shareholders will elect ten directors to hold office until the next annual meeting of shareholders or until a successor is elected and qualified. The Board of Directors has nominated each of the current directors named below. The Company believes that each nominee named below will be able to serve, but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as management may propose.

    In the election of directors, each shareholder voting in person or by proxy shall have the number of votes to which such shareholder would otherwise be entitled multiplied by ten (the number of directors to be elected). If there are no nominees other than the management's slate, the named proxies will then allocate the cumulated votes equally among the nominees for which authority to vote has been granted. If there are additional nominees, the named proxies will allocate the cumulated votes among the nominees for which authority to vote have been granted in the manner which appears to the named proxies most likely to result in the greatest number of management slate nominees being elected.

    The names and ages of the current directors and their principal occupations are set forth below, based upon information furnished to the Company by the directors.

                           DIRECTOR
      NAME AND AGE           SINCE                                PRINCIPAL OCCUPATION
-------------------------  ---------  -----------------------------------------------------------------------------
Donald R. Mengedoth          1986     President, Chief Executive Officer and Chairman of the Board of the Company
(53)
Patricia A. Adam             1987     Service, Civic and Community Organizations
(61)
Harvey L. Wollman            1987     Farmer
(62)
Patrick Delaney              1987     Attorney
(55)
Thomas C. Wold               1987     Attorney; Real Estate Developer
(60)
Patrick E. Benedict          1992     Farmer
(64)
James T. Anderson            1993     Vice President and Treasurer of U S WEST, Inc.
(58)
John H. Flittie              1993     President and Chief Operating Officer of ReliaStar Financial Corp.
(61)
Dennis M. Mathisen           1996     President of Marshall Financial Group, Inc.
(58)
Darrell G. Knudson           1998     Advisor to, and Former Senior Manager of, Banking Organizations.
(60)

BUSINESS EXPERIENCE OF NOMINEES AND DIRECTORS

    Donald R. Mengedoth has been President, Chief Executive Officer, Chairman of the Board and a director of the Company since its organization in 1986. He was Senior Vice President of First Bank System, Inc. ("FBS") from 1982 to 1987 and has worked in the banking business since 1966, including management positions in retail banking operations, human resources and commercial lending. From 1984 to 1987, Mr. Mengedoth was Regional Managing Director of FBS. From 1979 to 1982, Mr. Mengedoth was Vice President--Operations for FBS. Prior to that time, he was Senior Vice President of First Bank Milwaukee.

    Patricia A. Adam is Secretary of the South Dakota Senate and is active in various service, civic and community organizations in Pierre, South Dakota. Ms. Adam is or has been a member of the Boards of Directors of the South Dakota Historical Society, where she serves as President, of the South Dakota Discovery Center and Aquarium, where she served as President, of the Children's Care Hospital and School in Sioux Falls, South Dakota, the University of South Dakota Foundation, the Associated School Board of South Dakota, where she served as President for two years, and the Pierre, South Dakota Independent School Board where she served as President for five years. Ms. Adam previously served as a member of the Board of Directors of First National Bank, Selby, South Dakota.

    Harvey L. Wollman is a farmer in Frankfurt, South Dakota. Mr. Wollman served in the South Dakota State Senate from 1968 to 1974, was Lieutenant Governor from 1974 to 1977, and served as Governor of South Dakota in 1978. Mr. Wollman has served on various State government committees and is active in various service, civic and community organizations.

    Patrick Delaney is a partner in the Minneapolis law firm of Lindquist & Vennum P.L.L.P., counsel to the Company. He has been a lawyer since 1967. Mr. Delaney is the secretary of MTS Systems Corporation, a Minneapolis-based manufacturer of systems for materials testing, measurement and simulation. He is also a director and the Secretary of CNS, Inc. and a director and the Secretary of Applied Biometrics, Inc., both of which companies are medical device manufacturers based in Minneapolis.

    Thomas C. Wold has been a practicing attorney in Fargo, North Dakota since 1962 and is President and a shareholder of the law firm of Wold Johnson, P.C. Wold Johnson, P.C. provided legal services to the Company in 1996. He is active in the development of motels, apartments and other real estate projects. He has been actively involved in a number of civic and charitable organizations.

    Patrick E. Benedict is the President of Benedict Farms, Inc., a 6,000-acre farming operation in Sabin, Minnesota. Mr. Benedict has been an advisory director to the Board of Directors of the Company's affiliate bank in Fargo, North Dakota since 1995 and was a director of the Company's affiliate bank in Fargo, North Dakota from 1984 to 1995. Mr. Benedict is chairman of Golden Growers Coop and of ProGold LLC, a North Dakota corn processing company that is 49% owned by Golden Growers. He also serves on the executive committee and Board of Directors of the Neuropsychiatric Research Institute, the Board of Directors of MeritCare Health System, and is chairman of Northern Grain Company, all in Fargo, North Dakota. Mr. Benedict is chairman emeritus of American Crystal Sugar Company and past chairman of the Moorhead State University Foundation, both in Moorhead, Minnesota.

    James T. Anderson has been the Vice President and Treasurer of U S WEST, Inc., a telecommunications service provider in Englewood, Colorado, since 1984. Mr. Anderson held various positions with the Bell System from 1963 to 1984.

    John H. Flittie has been the President and Chief Operating Officer of ReliaStar Financial Corp., formerly known as The NWNL Companies, Inc., a Minneapolis-based insurance and financial services company, since July 1993. Mr. Flittie held various positions with NWNL and Northwestern National from 1985 to July 1993. From 1976 to 1985, Mr. Flittie was a partner at Touche Ross & Co., an audit and consulting firm. Mr. Flittie is a member of the Board of Directors of ReliaStar Financial Corp. and various subsidiaries of ReliaStar.

    Dennis M. Mathisen is Chairman of the Board of Governors of Marshall Ventures, LLC and Chief Executive Officer of Marshall Financial Partners, an equity investment fund. He is President and owner of Marshall Financial Group, Inc., a merchant banking company located in Minneapolis, Minnesota. Mr. Mathisen served as Chairman of the Board, President and Chief Executive Officer of Mountain Parks from its formation in 1981 until the acquisition of Mountain Parks by the Company on December 18, 1996. He was elected as a director of the Company at that time pursuant to the merger agreement with Mountain Parks. Since 1974, he served as a director and principal officer of rural and suburban commercial banks located in Colorado and Minnesota. He has also served as the President of Marshall Financial Group (a provider of management, financing and merger and acquisition services) since 1989. Mr. Mathisen is a member of the Board of Directors of Transportation Corporation of America, a midwestern trucking company, the Harlem Globetrotters, International, an international sports entertainment company, IPI, Inc., a franchisor of printing service operations, and Horizon Asset Management, LLP, a registered asset management company.

    Darrell G. Knudson is an advisor to the Chief Executive Officer of Bank of Arizona and previously served as Chairman of Bank of Arizona from January 1997 until January 1998. He served as Executive Vice President and Director of Boatmen's Bancshares from January 1996 to November 1996 and was Chairman of the Board and Chief Executive Officer of Fourth Financial Corporation, Wichita, Kansas, from July 1991 to November 1996 and served as Vice Chairman and a Director of Fourth Financial Corporation from December 1990 to June 1991. From 1958 to 1990, Mr. Knudson was employed with First Bank System, holding a number of executive positions, including Interim Chief Executive Officer, Vice Chairman and Director. He was previously a member of the Bankers Roundtable Board of Directors, the American Bankers Association Council, and the Board of Directors of the Central Bank of Denver Board of Directors.

OTHER INFORMATION REGARDING THE BOARD

    MEETINGS. During 1997, the Board of Directors met seven times. Each of the directors attended at least 75% of the meetings of the Board and the Committees on which such director served.

    COMMITTEES. The Company has a Corporate Governance Committee, an Audit Committee, a Finance Committee and a Compensation Committee, all established by the Board of Directors and each of which consists of members of the Board of Directors. The Corporate Governance Committee, which consisted of Messrs. Wold (chair), Flittie, Benedict, Delaney, Mathisen and Mengedoth (an ex officio member), considers appropriate replacements for vacancies on the Company's Board of Directors, and met twice during 1997. The Audit Committee, which consisted of Messrs. Delaney (chair), Dean E. Smith (a former director who retired in January
1998), Wollman and Benedict and Ms. Adam, reviews the Company's external and internal auditing systems, monitors compliance with prescribed procedures and reviews publicly disseminated financial information, and met four times during 1997. The Finance Committee, which consisted of Messrs. Flittie (chair), Smith, Anderson, Wold, Mathisen and Mengedoth, reviews the financial performance of the Company and compliance with Board policies and governmental and contractual restrictions, and monitors the loan portfolio's quality and compliance with such policies and restrictions, and met twice during 1997. The Compensation Committee, which consisted of Messrs. Anderson (chair), and Wollman and Ms. Adam, assists the Board in developing personnel policies and compensation plans and administers certain incentive and compensation programs and the Company's stock option plans, and met three times during 1997. The Audit, Compensation and Finance Committees have been reconstituted for 1998. Mr Anderson has replaced Mr. Delaney as chair of the Audit Committee, Messrs. Mathisen (chair) and Knudson have replaced Messrs. Flittie and Smith, respectively, as members of the Finance Committee, and Messrs. Flittie (chair) and Knudson have replaced Mr. Anderson on the Compensation Committee.

    DIRECTOR COMPENSATION. Each director who is not otherwise employed by the Company receives an annual retainer of $9,000 and fees of $800 per meeting for service on the Board of Directors. Committee members are paid: (i) $900 for each Committee meeting held on a date other than the date of a Board meeting; (ii) $ 600 ($800 for the chair) per meeting if such meeting is on the same day as a Board meeting; and (iii) $150 per Committee meeting if the meeting is held by telephone. Directors are also reimbursed for ordinary expenses incurred in connection with attending Board and Committee meetings. Payments to Mr. Delaney are applied to legal fees payable to the law firm of Lindquist & Vennum P.L.L.P. Finally, in May 1997, each nonemployee director of the Company who was re-elected at the Annual Meeting of Shareholders received a nonqualified option under the Company's 1996 Stock Option Plan (the "1996 Plan") to purchase up to 2,000 shares of Company Common Stock at an exercise price of $34.50 per share. The 1996 Plan gives the Compensation Committee the authority to grant options to each of the non-employee directors covering up to 2,000 shares each time they are re-elected to the Board. Such options have an exercise price equal to the closing price on the date of grant; are immediately exercisable; and have terms of five years.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Pursuant to Section 16(a) under the Securities Exchange Act of 1934, executive officers, directors and 10% shareholders ("insiders") of the Company are required to file reports on Forms 3, 4 and 5 of their beneficial holdings and transactions in the Company's Common Stock. To the Company's knowledge, all insiders of the Company made timely filings of Forms 3, 4 or 5 with respect to transactions or holdings during 1997, except for a late filing for the month of July 1997 by Mr. Mathisen; a late filing for December 1996 by Ms. Adam; and a late filing for July 1997 by Harriette McCaul, an executive officer.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ended December 31, 1997, 1996 and 1995, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Donald R. Mengedoth, the Company's President and Chief Executive Officer, and each of the other four most highly compensated executive officers of the Company as of December 31, 1997 (together with Mr. Mengedoth, the "Named Executives"), in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                   COMPENSATION
                                                                                   -------------
                                                            ANNUAL COMPENSATION     SECURITIES       ALL OTHER
                                                           ----------------------   UNDERLYING      COMPENSATION
         NAME AND PRINCIPAL POSITION              YEAR       SALARY      BONUS      OPTIONS (#)         (1)
----------------------------------------------  ---------  ----------  ----------  -------------  ----------------
Donald R. Mengedoth                                  1997  $  377,422  $  246,790       12,000       $   31,919
  President and Chief Executive                      1996     344,305(2)    220,800       8,988          27,291
  Officer                                            1995     306,590     171,840       10,000           21,007

Mark A. Anderson                                     1997     223,896     110,000        9,000           17,833
  Executive Vice President,                          1996     199,084      98,400        5,000           15,402
  Chief Financial Officer,                           1995     185,617      76,760        6,500           12,067
  Chief Information Officer, Secretary and
    Treasurer

Ronald K. Strand                                     1997     223,699     110,000        9,000           17,627
  Executive Vice President,                          1996     212,937(2)     98,400       5,000          15,404
  Banking Group                                      1995     180,760      76,760        6,500           36,116(3)

David E. Groshong                                    1997     187,272      95,000        9,000           14,379
  Executive Vice President,                          1996     157,494(2)     63,335       3,000          73,318(4)
  Financial Services                                 1995     108,475      58,375        3,000           36,443(5)

David A. Lee                                         1997     172,406      56,943        5,000           12,700
  Senior Vice President and                          1996     147,827      49,920        5,000            9,323
  Eastern Region Manager                             1995     138,294      39,274        4,000            7,740

------------------------

(1) Except as otherwise indicated, represents contributions by the Company to the Company's 401(k) Plan, Employee Stock Ownership Plan and Supplemental Executive Retirement Plan on behalf of the Named Executive.

(2) Included in the 1996 compensation of Messrs. Mengedoth, Strand and Groshong is special marketing incentive compensation as follows: Mr. Mengedoth $13,060; Mr. Strand $14,215; and Mr. Groshong $19,985.

(3) Includes $23,478 paid to Mr. Strand as reimbursement for his relocation expenses in 1995.

(4) Includes $62,202 paid to Mr. Groshong as reimbursement for his relocation expenses in 1996.

(5) Includes $30,264 paid to Mr. Groshong as reimbursement for his relocation expenses in 1995.

STOCK OPTIONS

    The following table contains information concerning grants of Company stock options to the Named Executives during 1997:

                             OPTION GRANTS IN 1997

                                                                                                    POTENTIAL REALIZABLE
                                                              INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                            ------------------------------------------------------  ANNUAL RATE OF STOCK
                                                           % OF TOTAL                                PRICE APPRECIATION
                                                             OPTIONS                                         FOR
                                                           GRANTED TO      EXERCISE                      OPTION TERM
                                              OPTIONS       EMPLOYEES      PRICE PER   EXPIRATION   ---------------------
                   NAME                     GRANTED (1)      IN 1997         SHARE        DATE         5%         10%
------------------------------------------  -----------  ---------------  -----------  -----------  ---------  ----------
Donald R. Mengedoth                             12,000            5.9%     $   28.50       2/4/02   $  94,488  $  208,794
Mark A. Anderson                                 9,000            4.4%         28.50       2/4/02      70,866     156,596
Ronald K. Strand                                 9,000            4.4%         28.50       2/4/02      70,866     156,596
David E. Groshong                                9,000            4.4%         28.50       2/4/02      70,866     156,596
David A. Lee                                     5,000            2.5%         28.50       2/4/02      39,370      86,998

------------------------

(1) Each option becomes exercisable in equal installments over a period of three years, commencing one year after the date of grant, so long as employment with the Company or one of its subsidiaries continues.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executives concerning the exercise of options during 1997 and unexercised options held as of December 31, 1997:

        AGGREGATED OPTION EXERCISES AND DECEMBER 31, 1997 OPTION VALUES

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                    SHARES                    OPTIONS AT 12/31/97            AT 12/31/97(1)
                                   ACQUIRED      VALUE     --------------------------  --------------------------
              NAME                ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------  ----------  -----------  -------------  -----------  -------------
Donald R. Mengedoth                   11,500   $  179,563      19,663        21,325     $ 745,039    $   617,077
Mark A. Anderson                       5,000       76,250      18,000        14,500       693,417        412,833
Ronald K. Strand                       5,000       73,750      18,000        14,500       693,417        412,833
David E. Groshong                      1,000       38,313       6,000        12,000       226,750        325,250
David A. Lee                           5,000       73,750      14,000         9,000       539,708        260,417

------------------------

(1) Based on a closing sale price of $53.25 per share of Common Stock on December 31, 1997.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This is a report of the Compensation Committee of the Board of Directors of the Company (the "Committee"), which is composed of the undersigned Board members, all of whom are nonemployee directors of the Company. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under either such Act.

COMPENSATION PHILOSOPHY

    In designing executive compensation, the Committee has adopted the policy that the Company's executives should be paid fairly for the positions they hold in view of the nature and size of the business which the Company operates. For those elements of total compensation (base salary, benefits and perquisites) which are not performance sensitive, plan provisions and standards have been set close to average for the commercial banking industry and financial institutions of the Company's size, with variations based on individual responsibilities and performance. In the year 1997, the Company acquired, in three transactions, aggregate assets of $1.2 billion and 34 additional banking offices. This growth was considered by the Committee to have resulted in a significant change in the structure and size of the Company's business, substantially enlarging, and requiring management additions and realignments to operate the Company's business in Wyoming, Colorado and Arizona.

    The base salary data forming the basis for the salary recommendations by management to the Committee are maintained on an annual basis by Hay Management Consultants. For those elements of the total package (annual incentives and long-term incentives) which are performance sensitive, it is intended that awards under these plans reflect internal Company performance criteria as well as the Company's performance as compared to the performance of certain peer groups described under "Annual Incentives" below.

    In 1993, the Committee engaged The Wyatt Company to conduct an independent review of the Company's compensation programs. The Wyatt study evaluated these programs relative to the Company's peers to assist the Committee in determining whether adjustments were needed in the various programs. The Wyatt study concluded that the Company's base salary levels and levels of perquisites for executives were close to average for comparable institutions but that the potential compensation that may be achieved by Company executives through incentive programs was below the average level for the industry.

BASE SALARY

    The Company's base salary program was designed and has been maintained with the assistance of Hay Management Consultants. The Committee establishes base salaries through a comparison of the Company's executive salaries with those of comparable executive positions nationwide, according to survey data provided by Hay, and through assessment of the executive's responsibilities, prior experience and breadth of knowledge. The comparability of the peer group of banking organizations used by Hay has been supported by the Wyatt Company studies described above, which concluded that the peer group is appropriate. Many of the institutions included in the peer group analysis are companies included in the Nasdaq Bank Stock Index. That Index has been used for comparison purposes in the stock performance graph included under "Comparative Stock Performance" below.

    Each year, each executive officer's base salary is established based on the average salary for executives with comparable job categories as calculated by Hay. Hay applies some adjustments to the average salary level, based on the size and complexity of the various employers surveyed and other factors. For each Company executive, the salary level is annually adjusted up or down from the industry mid-point by a factor of up to 20% to reflect the experience and job performance of the Company executive within the job category.

ANNUAL INCENTIVES

    In awarding annual cash bonuses, the Company uses an Annual Incentive Award Program ("AIP") for its executives, as well as for its middle staff officers and local bank presidents. Executive AIP awards for 1997 were made based on the Committee's evaluation of the following factors:

    1. Internal performance, measured by net income of the Company on a consolidated basis as compared with the Company's plan level. Internal performance was weighted to constitute 50% of the bonus calculation for 1997, and will continue to be weighted at 50% for 1998.

    2. External performance, measured by return on equity of the Company's consolidated operations (ROE) and growth of the Company's total assets compared to a peer group of 30 banks. The peer group is selected annually by SNL Securities based on size comparability and geographic proximity to the Company. The peer group institutions ranged in size from $1.0 billion to $10.7 billion in assets. External performance was weighted to constitute 50% of the bonus calculation in 1997 and will continue to be weighted at 50% for 1998.

    Prior to the beginning of each fiscal year, a target and maximum bonus level is established for each AIP participant. In 1997, the target levels for executive officers ranged from 10% to 40% of base salary, and maximum levels ranged from 20% to 80% of base salary. Based on the Company's results for 1997, bonuses were set at amounts of between 16% and 67% of the executives' base salaries.

    Minimum internal and external performance thresholds below which no AIP bonuses will be paid to executives are set annually. Under the AIP program for 1997, no awards would have been payable to officers if the Company's net income had been below 90% of the plan level. Also, the external component of the AIP awards would not have been paid if the Company's external performance had been below the 50th percentile of the peer group.

    In 1995, the Board of Directors adopted the Community First Bankshares, Inc. Supplemental Executive Retirement Plan for executive officers and directors of the Company. Under this plan, certain executive and management employees elect to defer salary and incentive pay amounts under a non-qualified retirement plan and the Company provides matching contributions.

EMPLOYEE STOCK OPTION PLANS

    The Company grants options to purchase its Common Stock to its employees from time to time under the Company's Restated 1987 Stock Option Plan (the "1987 Plan") and the 1996 Stock Option Plan (the "1996 Plan"). Options granted to date have had five-year terms, with vesting as to 33% of the shares covered after one year and 33% on each of the second and third anniversaries of the grant date, exercisable at market value of the Company's Common Stock at the time of grant.

    Consistent with the recommendations of a Wyatt Company consulting study prepared for the Company in 1989, the Company generally limits annual option grants under the Plan to roughly 1% to 2% of Common Stock outstanding and issuable under outstanding options and warrants. The Company has observed this recommendation. Under the 1987 Plan and the 1996 Plan, the Company has made option grants to a broad group of line and staff employees, as well as its executive officers. It is intended that stock options will represent the chief component of long-term incentive compensation to executives. Stock options align the interests of management more closely with shareholder interests and reward executive officers for creating shareholder value as measured by stock price appreciation.

    Each year, the Committee establishes the aggregate number of shares to be covered by options granted to employees. In 1997, the Committee determined that employee stock options should be granted for approximately 227,000 shares, or approximately 1.0% of the Company's outstanding stock. Management recommends the allocation of these shares among the employees according to their responsibilities and performance, except that the Committee determines the level of option grants to the Chief Executive Officer.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Donald R. Mengedoth, the Chief Executive Officer of the Company, receives compensation from the Company based on criteria identical to its other executive officers. In 1997, the Company paid Mr. Mengedoth a salary of $377,422, and he received an AIP award for 1997 performance of $246,790, or 65% of his base salary. The Company also granted to him an option to buy 12,000 shares of the Company's Common Stock. Mr. Mengedoth's target AIP award and the number of his option shares granted were higher than those granted to other executives in recognition of his responsibilities and his performance in his position.

DEDUCTIBILITY OF COMPENSATION

    There is a $1 million limit on the deductibility of certain compensation for federal income tax purposes established by the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"). The Committee does not believe that any executive will have sufficient compensation in the foreseeable future to cause this limitation to have an impact on the Company. The Committee will continue to evaluate whether any future action is appropriate to qualify any of the Company's compensation plans under the Budget Act and applicable regulations of the Internal Revenue Service to allow the deductibility of compensation under such plans in excess of $1 million.

BOARD ACTION

    All recommendations of the Compensation Committee to the Company, except for grants of stock purchase rights to executives, have been and are subject to
                     Board of Director review and approval.

                                          SUBMITTED BY THE COMPENSATION
                                          COMMITTEE OF THE BOARD OF DIRECTORS:

                                          James T. Anderson, Chair
                                          Patricia A. Adam
                                          Harvey L. Wollman

                         COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative shareholder return of the Company's Common Stock since December 31, 1992 with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Bank Stock Index. The table below compares the cumulative total return of the Company's Common Stock as of December 31, 1993, 1994, 1995, 1996 and 1997, assuming a $100 investment on December 31, 1992 and assuming reinvestment of all dividends:

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            THE COMPANY    NASDAQ COMPOSITE INDEX   NASDAQ BANK STOCK INDEX
12/31/92          $100.00                  $100.00                   $100.00
12/31/93          $105.14                  $114.80                   $114.04
12/31/94          $117.38                  $112.21                   $113.63
12/31/95          $206.89                  $158.70                   $169.22
12/31/96          $256.15                  $195.19                   $223.41
12/31/97          $504.40                  $239.53                   $377.44

                                                  12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                                                  ---------  ---------  ---------  ---------  ---------  ---------
The Company.....................................  $  100.00  $  105.14  $  117.38  $  206.89  $  256.15  $  504.40
Nasdaq Composite Index..........................     100.00     114.80     112.21     158.70     195.19     239.53
Nasdaq Bank Stock Index.........................     100.00     114.04     113.63     169.22     223.41     377.44

    The Company's Common Stock closed at $53.25 per share on December 31, 1997 and closed at $53.00 per share on March 3, 1998.

                              CERTAIN TRANSACTIONS

    The Company's subsidiary banks make loans from time to time to officers and directors of the Company and its affiliates. Loans to executive officers and directors of the Company at December 31, 1997 by its subsidiary banks were approximately $4.4 million. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability.

                                  PROPOSAL TWO
               PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S
               RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
                   INCREASING THE NUMBER OF AUTHORIZED SHARES

    The Board of Directors has approved an amendment to the Company's Restated and Amended Certificate of Incorporation which would increase the number of authorized shares of Common Stock from 30,000,000 shares to 80,000,000 shares. The Board believes the adoption of this amendment is in the best interests of the shareholders and recommends that shareholders vote in favor of this proposal.

    The Company's Restated and Amended Certificate of Incorporation currently authorizes 30,000,000 shares of the Company's Common Stock. Proposal Two would amend Article IV of the Restated and Amended Certificate of Incorporation to authorize 80,000,000 shares of Common Stock, par value $.01 per share. At March 3, 1998, 20,327,797 shares of Common Stock were issued and outstanding, net of treasury shares, and 2,405,473 shares of Common Stock were reserved for issuance under the Company's stock option plans. Further, an estimated 1,722,000 shares of Common Stock will be issued in mergers and acquisitions for which definitive agreements have been signed. This leaves only approximately 5,544,730 shares available for corporate purposes. The Board of Directors does not regard the number of available authorized shares of Company Common Stock as sufficient for the future needs of the Company.

    On February 3, 1998, the Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend, to be paid on May 15, 1998 to shareholders of record on May 1, 1998, subject to the approval by the Company's shareholders of the amendment to increase the number of authorized shares. As adjusted for the stock split, there would be 40,655,594 shares issued and outstanding as of March 3, 1998, and the shares reserved under stock options and estimated to be issued in acquisitions would be at least 8,254,946 shares in the aggregate.

    The Board of Directors of the Company believes that an increase in the number of authorized shares of the Company's Common Stock is necessary to ensure that the Company will continue to have additional shares available for future issuance from time to time for proper corporate purposes, including raising additional capital, possible future acquisitions and for stock options or other employee incentive plans. The Company has no present plans with respect to the issuance of shares of its capital stock, except as described above.

    The newly authorized Common Stock would be identical to the existing authorized Common Stock in all respects. The holders of the Company's Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. On any liquidation of the Company, after payment of all indebtedness, the assets of the Company will be distributed pro rata to holders of the Company's Common Stock, subject to such rights as have been granted, or may be granted in the future, to any holders of preferred stock. Holders of the Company's Common Stock have no preemptive rights and are entitled to one vote for each share held on each matter submitted to a vote of stockholders. Cumulative voting for the election of directors is permitted. Accordingly, at all elections of directors, each holder of record of the Company's Common Stock is entitled to cast as many votes as shall equal the number of votes the stockholder would be entitled to cast for the election of directors with respect to the stockholder's shares of Common Stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director candidate or may distribute them among any number of candidates.

    The additional shares to be authorized under the Amendment could potentially be issued without further stockholder approval at times and under circumstances that could have a dilutive effect on earnings per share and on the equity ownership and voting power of the present holders of the Company's Common Stock, or which could make a change of control of the Company more difficult.

    The resolution to be considered and acted upon by the shareholders at the Annual Meeting is as follows:

        RESOLVED, that the first sentence of Article IV of the Company's Restated and Amended Certificate of Incorporation be, and it hereby is, replaced with the following: "The total number of shares of stock which the corporation shall have authority to issue is Eighty-Two Million (82,000,000) shares, divided into Eighty Million (80,000,000) shares of Common Stock, $.01 par value per share ("Common Stock"), and Two Million (2,000,000) shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

        RESOLVED FURTHER, that the officers of the Company be, and they hereby are, authorized and directed to execute such documents and certificates and take such other action as may be necessary or appropriate to give effect to the foregoing resolution.

    The approval of the amendment to the Restated and Amended Certificate of Incorporation of the Company requires the affirmative vote of the holders of a majority of the stock entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF
                  THE AMENDMENT TO THE COMPANY'S RESTATED AND
                      AMENDED CERTIFICATE OF INCORPORATION

                            ------------------------

                                 PROPOSAL THREE
                      APPOINTMENT OF INDEPENDENT AUDITORS

    Ernst & Young LLP, independent certified public accountants, have been the auditors of the Company since its inception in 1987. They have been reappointed by the Board of Directors as the Company's auditors for the current year. Although shareholder approval is not required, it is the policy of the Board of Directors to request shareholder ratification for the appointment or reappointment of accountants.

    A representative of Ernst & Young LLP will be present at the meeting. Such representative will be given the opportunity to make a statement at the meeting and will be available to answer any appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP.

                            ------------------------

                             SHAREHOLDER PROPOSALS

    The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Company's 1999 Annual Meeting of Shareholders is expected to be held on or about April 27, 1999, and proxy materials in connection with that meeting are expected to be mailed on or about March 9, 1999. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 15, 1998.

                               OTHER INFORMATION

    The Board of Directors of the Company knows of no matters other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

    If a shareholder abstains from voting on any matter, the Company intends to count the abstention as present for purposes of determining whether a quorum is present at the Annual Meeting of Shareholders for the transaction of business. Additionally, the Company intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Therefore, abstentions and broker "non-votes" have the same effect as votes against the proposals.

    The Annual Report to securities holders of the Company for the past fiscal year is enclosed herewith and contains the Company's financial statements for the fiscal year ended December 31, 1997. A copy of the Form 10-K Annual Report of the Company to the Securities and Exchange Commission, will be furnished without charge to any shareholder who requests it in writing from Mark A. Anderson, Chief Financial Officer, Community First Bankshares, Inc., 520 Main Ave., Fargo, North Dakota 58124-0001.

                                          By the Order of the Board of Directors

                                          Mark A. Anderson,
                                          SECRETARY

                                     PROXY

                        COMMUNITY FIRST BANKSHARES, INC.

                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 28, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Donald R. Mengedoth and Mark A. Anderson, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Community First Bankshares, Inc. (the "Company") held of record by the undersigned on March 3, 1998 at the Annual Meeting of Shareholders to be held on April 28, 1998, or at any adjournment or adjournments thereof, hereby revoking all former proxies.

1.  ELECTION OF DIRECTORS / / FOR all nominees listed below (Except as  / / WITHHOLD AUTHORITY To vote
                             marked to the contrary below)                  for all nominees listed below

   Donald R. Mengedoth, Patricia A. Adam, Harvey L. Wollman, Patrick Delaney, Thomas C. Wold, Patrick E. Benedict, James T. Anderson, John H. Flittie, Dennis
                        M. Mathisen, Darrell G. Knudson

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT
               THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
                                        ________________________________________

2. PROPOSAL TO RATIFY AND APPROVE AN AMENDMENT TO THE COMPANY'S RESTATED AND AMENDED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 30,000,000 SHARES TO 80,000,000 SHARES.

      / / FOR                     / / AGAINST                     / / ABSTAIN

3. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.
      / / FOR                     / / AGAINST                     / / ABSTAIN

4. IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" PROPOSALS (1), (2) AND (3).
                                              PLEASE VOTE, DATE AND SIGN this
                                              proxy exactly as your name is
                                              printed hereon. When signing as
                                              attorney, executor, administrator,
                                              trustee, guardian, etc. give full
                                              title as such. If the stock is
                                              held jointly, each owner should
                                              sign. If a corporation, please
                                              sign in full corporate name by
                                              President or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.
                                              Dated: _____________________, 1998

                                              __________________________________
                                              Signature (and title if
                                              applicable)
                                              __________________________________
                                              Signature if held jointly